Supplement dated February  20, 1998 to Proxy Statement Dated January 26, 1998


                                BRT REALTY TRUST
                               60 Cutter Mill Road
                                    Suite 303
                              Great Neck, NY 11021
                                 (516) 466-3100


On or about January 28, 1998 a Proxy Statement was furnished to shareholders of record on January 15, 1998 ("Record Date") in connection with the solicitation of proxies by the Board of Trustees of BRT Realty Trust ("BRT" or the "Trust") for use at the Annual Meeting of Shareholders to be held at the offices of the Trust, 60 Cutter Mill Road, Great Neck, New York, Suite 303 commencing at 9:00 a.m. on March 23, 1998. The Annual Meeting is being held for the following purposes: (i) to elect three Class II Trustees to the Board of Trustees; (ii) to appoint Ernst & Young LLP, as the Trust's independent auditors for the fiscal year ending September 30, 1998; and (iii) to act on such other business as may properly come before the meeting or any adjournment thereof.

                            SUPPLEMENTAL INFORMATION

The proxy rules adopted under the Securities Exchange Act of 1934, as amended (the "Act"), which rules apply to every solicitation of a proxy with respect to securities registered pursuant to Section 12 of the Act, provide that information be furnished with respect to any person (including any "group" as that term is defined in Section 13(d) (3) of the Act) known to be the beneficial owner of more than 5% of the voting securities of the Trust.

In addition to the information contained in the Proxy Statement, the Trust has been advised, in a Schedule 13D filing, that Wynnefield Partners Small Cap Value, L.P., Nelson Obus, individually and as joint tenant with Eve E. Coulson, and Wynnefield Small Cap Value Offshore Fund, Ltd., filing as a group, all having a business address at One Penn Plaza, Suite 4720, New York, NY 10119, have sole voting and dispositive power with respect to 352,800 shares, 50,700 shares and 30,000 shares, respectively, or a total of 433,500 shares, representing 5.30% of the outstanding beneficial shares of the Trust as of the Record Date.

Except for the supplemental information contained herein the information set forth in the Proxy Statement is not changed.

Any proxy properly executed and returned will be voted in accordance with the instructions thereon unless a shareholder revokes his proxy or changes his vote with respect to any matter. Any shareholder has the power to revoke a proxy previously submitted at any time before it is voted by giving written notice of revocation to the Secretary of the Trust, by attending the Annual Meeting and voting in person or by submitting a Proxy bearing a later date.






If any shareholder desires additional proxy materials, including an additional proxy card, please contact the Secretary of the Trust at 60 Cutter Mill Road, Great Neck, NY 11021, (516) 466-3100.




                        By Order of the Board of Trustees


                           Simeon Brinberg, Secretary